Exhibit 99.(j-2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Spectra Technology Fund of our report dated October 15, 2007, on our audit of the financial statements and financial highlights of SM&R Alger Technology Fund as of August 31, 2007, and for the year then ended, which is incorporated by reference into this Registration Statement.

BKD, LLP

/s/ BKD, LLP

Houston, Texas
February 26, 2008